Exhibit 99.1

FOR IMMEDIATE RELEASE                                                            CONTACT: 937-224-5940

DPL REPORTS SOLID 2005 RESULTS

DAYTON, Ohio, February 15, 2006 — DPL Inc. (NYSE: DPL) today announced unaudited 2005 year-end earnings per share of $1.44 compared to $1.81 in 2004. All earnings per share are basic and include the cumulative effect of a ($0.03) per share charge in 2005 due to the adoption of a new accounting standard (FASB Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations,” FIN No. 47).

Earnings from continuing operations, which exclude the gains and investment income from the sale of the private equity funds, were $1.03 per share in 2005 compared to $1.01 per share in 2004, which is in line with DPL’s previously announced 2005 guidance of $0.95 per share to $1.05 per share. Excluding the investment income of $49 million and the charge for early redemption of debt of $61.2 million, 2005 earnings were $1.09 per share.

Earnings Per Share Reconciliation	2005
Total earnings per share (GAAP)	$1.44
Exclude:
Cumulative effect of new accounting standard (Fin. No. 47)	0.03
Discontinued operations	(0.44)
Investment income	(0.25)
Charge for early redemption of debt	0.31
Total earnings per share (non-GAAP)	$1.09

“The year 2005 was very productive with significant accomplishments,” stated Jim Mahoney, DPL President and Chief Executive Officer. “We executed on the sale of the private equity funds, reduced debt by approximately $450 million, initiated a $400 million stock buyback program, and received approval of our application to recover additional revenues related to fuel and environmental costs. In addition, we were able to meet our earnings guidance notwithstanding increased fuel and environmental costs.”

2005 Results

Revenues increased 7% to $1,284.9 million for 2005 compared to $1,199.9 million for 2004. This increase primarily reflects improved retail sales volume as a result of an increase in cooling degree days in 2005 as compared to 2004, higher average wholesale rates, and ancillary revenues associated with participation in PJM, a regional transmission organization. These increases were partially offset by lower wholesale sales volume. The Company did not participate in PJM until October 2004.

$ in millions	2005	2004	Variance
Retail Revenues	$1,066.6	$1,036.8	$29.8
Wholesale Revenues	133.3	135.1	(1.8)
PJM Ancillaries	74.4	17.9	56.5
Other	10.6	10.1	0.5
Total Revenues	$1,284.9	$1,199.9	$85.0

Net margin (revenues minus fuel and purchased power) of $814.7 million for 2005 decreased by $9.0 million from $823.7 million for 2004. As a percentage of total revenues, net margin decreased by 5.2% to 63.4%. This decline was driven primarily by increased fuel and purchased power costs.

Fuel, which includes coal, gas, oil and emissions allowance costs, increased by $73.8 million or 28% for 2005 compared to 2004 resulting from higher average fuel prices of $64.1 million and increased generation volume of $9.7 million. Higher fuel cost drivers include increased coal prices, increased output at higher cost coal plants and natural gas fired units, and the timing of contracted coal deliveries. Emission costs were $3.0 million higher in 2005 than 2004.

$ in millions	2005	2004	Variance
Coal	$297.2	$243.3	$53.9
Gas	23.1	8.1	15.0
Oil	5.3	3.4	1.9
Emission Costs	11.3	8.3	3.0
Total Fuel Costs	$336.9	$263.1	$73.8

The Company also recorded in other income $12.3 million and $8.9 million in gains from emission allowance sales in 2005 and 2004 respectively.

Purchased power costs increased $20.2 million, as a result of $28.2 million from higher average market prices, offset by $44.2 million related to lower purchased power volume.  PJM ancillary costs increased $36.2 million over 2004.  The Company did not participate in PJM until October 2004.

$ in millions	2005	2004	Variance
Purchased Power	$84.8	$100.8	$(16.0)
PJM Ancillaries	48.5	12.3	36.2
Total Purchased Power	$133.3	$113.1	$20.2

Operation and maintenance expense decreased $18.1 million or 8% in 2005 compared to 2004.  The primary reasons for lower operation and maintenance expense were lower director and officer liability insurance, legal fees, executive compensation expense and Sarbanes-Oxley compliance and professional fees.

Investment income increased by $42.5 million in 2005 compared to 2004 primarily resulting from a net gain of $23.5 million on the sale of public securities and $18.5 million in interest income due to higher cash and short-term investment balances.

Interest expense decreased $22.5 million or 14% compared to last year due to debt reduction of approximately $450 million, and a full year impact of the $500 million debt retirement completed in 2004 (partially financed with a $175 million note).

In 2005, the Company also recorded a charge of $61.2 million for the early redemption of debt.

Discontinued Operations, Sale of Private Equity Funds

In 2005, DPL sold or transferred its beneficial interests in forty-six private equity funds, which provided approximately $868 million in net proceeds.  Income and related expenses attributable to these funds are classified as discontinued operations.  Net earnings from discontinued operations for 2005, comprised of income from discontinued operations and net gains from the sale of the private equity funds, were $52.9 million.  In 2004, net earnings from discontinued operations were $95.8 million.

Stock Buyback

DPL initiated its $400 million stock buyback program in 2005, with the repurchase of 406,000 common shares at an average price of $26.07 per share.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $595.8 million and short-term investments available for sale totaled $125.8 million at December 31, 2005, compared to $202.1 million in cash and cash equivalents at December 31, 2004.  The increase in cash and short-term investments of $519.5 million was primarily attributed to net proceeds from the sale of the private equity funds and an increase in cash from operating activities of $181.4 million.

Construction additions were $180 million and $98 million in 2005 and 2004 respectively.  The increase in construction additions in 2005 was primarily related to capital projects associated with the Company’s sulfur dioxide environmental compliance program.

Fourth Quarter

For the quarter ending December 31, 2005, DPL reported earnings per share of $0.44 compared to $0.23 earnings per share for the fourth quarter of 2004.  The earnings increase was due primarily to a $26.5 million increase in revenues from higher retail sales volume and increased wholesale rates, a $16.5 million decrease in operations and maintenance (for items previously described), and a $12.9 million decrease in interest expense, offset by a $13.0 million increase in fuel and purchased power.

2006 and 2007 Outlook

Basic Earnings — DPL forecasts basic earnings per share in the range of $1.35 to $1.50 for 2006 and $1.65 to $1.80 for 2007, based on estimated basic shares outstanding of 112 million in 2006 and 107 million in 2007.  The estimates include the effect of completion of DPL’s $400 million stock buyback program over the course of 2006.

Revenues are expected to increase 3% in 2006 over 2005 and 5% in 2007 over 2006, and assumes little to no customer switching.  Revenue forecasts are based on weather normalized sales and the inclusion of forecasted amounts related to the recovery of regulatory approved costs.

Fuel costs are impacted by changes in volume and price and are driven by a number of variables including weather, coal deliveries, and generation plant mix.  Based on weather normalized sales, fuel costs are forecasted to be flat in 2006 compared to 2005 and are forecasted to increase approximately 5% in 2007 compared to 2006.  This forecast assumes coal prices will increase approximately 10% in 2006 as compared to 2005 and remain flat in 2007 as compared to 2006.

DPL’s total system forecasted coal requirements are approximately 95% hedged for 2006 and approximately 75% hedged for 2007.

Operation and maintenance costs are expected to increase approximately 15% in 2006 compared to 2005 and approximately 3% in 2007 compared to 2006, excluding expenses with comparable revenue recovery from approved regulatory orders.  Of the 15% increase in 2006, approximately 85% is due to increases in generation production costs, self-insurance reserves, and litigation costs.  Litigation costs are forecasted to increase due to an expected greater pace of legal activities related to litigation with former officers of the Company.

Liquidity and Cash Flow — Construction additions are forecasted to approximate $365 million in 2006 and $235 million in 2007.  Capital expenditures are forecasted to decrease to $150 million in 2008 as the Company completes the construction phase of its sulfur dioxide environmental compliance program.  For the three year period, environmental capital expenditures are approximately 60% of the total.  DPL expects to finance its construction additions in 2006, 2007 and 2008 with a combination of cash and short-term investments, additional tax-exempt financing and internally-generated funds.

Dividends — On February 1, 2006, DPL announced a 4% dividend increase on its common stock increasing the annual dividend from $0.96 per share to $1.00 per share.

Conference Call/Webcast

DPL will conduct a webcast conference call with financial analysts Thursday, February 16, 2006, at 9:00 a.m. Eastern Time to discuss year-end 2005 results.  Interested parties, including investors and the media, can access the webcast conference call real-time on DPL’s website at www.dplinc.com in the Company’s investor relations section.  Please go to the website at least fifteen minutes prior to the start of the event to register, download and install any necessary audio software to listen to the webcast.  For those who are unable to listen to the live webcast, it will be archived on the DPL Inc. website.

About DPL

DPL Inc. (NYSE: DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers.  DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas fired peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control.  Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Exhibit 99.1 (continued)

DPL Inc.

FINANCIAL DATA

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended
	December 31,
	2005	2004
Earnings Per Share of Common Stock - Basic:
—From Continuing Operations	$0.38	$0.19
—From Discontinued Operations	$0.09	$0.04
—From Cumulative Effect of Accounting Change	$(0.03)	$—
Total	$0.44	$0.23

Earnings Per Share of Common Stock - Diluted:
—From Continuing Operations	$0.36	$0.19
—From Discontinued Operations	$0.08	$0.03
—From Cumulative Effect of Accounting Change	$(0.03)	$—
Total	$0.41	$0.22

Earnings
—From Continuing Operations	$46.2	$23.1
—From Discontinued Operations	$9.9	$4.4
—From Cumulative Effect of Accounting Change	$(3.2)	$—
Total	$52.9	$27.5

Average Number of Common Stocks Outstanding:
Basic	121.6	120.3
Diluted	129.4	124.4

	Twelve Months Ended
	December 31,
	2005	2004
Earnings Per Share of Common Stock - Basic:
—From Continuing Operations	$1.03	$1.01
—From Discontinued Operations	$0.44	$0.80
—From Cumulative Effect of Accounting Change	$(0.03)	$—
Total	$1.44	$1.81

Earnings Per Share of Common Stock - Diluted:
—From Continuing Operations	$0.97	$1.00
—From Discontinued Operations	$0.41	$0.78
—From Cumulative Effect of Accounting Change	$(0.03)	$—
Total	$1.35	$1.78

	Three Months Ended
	December 31,
	2005	2004
Earnings
—From Continuing Operations	$124.7	$121.5
—From Discontinued Operations	$52.9	$95.8
—From Cumulative Effect of Accounting Change	$(3.2)	$—
Total	$174.4	$217.3

Average Number of Common Stocks Outstanding:
Basic	121.0	120.1
Diluted	129.1	122.1

DPL Inc.

CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
$ in millions except per share amounts	(unaudited)		(unaudited)

Revenues	$327.0	$300.5	$1,284.9	$1,199.9

Operating Expenses:
Fuel	85.8	71.1	336.9	263.1
Purchased power	29.6	31.3	133.3	113.1
Operation and maintenance	54.4	70.9	219.0	237.1
Depreciation and amortization	36.9	39.7	147.3	144.1
General taxes	24.5	25.8	107.3	105.3
Amortization of regulatory assets, net	0.5	0.4	2.0	0.7

Total operating expenses	231.7	239.2	945.8	863.4

Operating Income	95.3	61.3	339.1	336.5

Investment income	5.6	1.5	49.0	6.5
Interest expense	(27.2)	(40.1)	(137.7)	(160.2)
Charge for early redemption of debt	—	—	(61.2)	—
Other income	2.6	1.7	15.4	5.2

Earnings From Continuing Operations Before Income Taxes	76.3	24.4	204.6	188.0

Income tax expense	30.1	1.3	79.9	66.5

Earnings From Continuing Operations	46.2	23.1	124.7	121.5

Discontinued Operations
(Loss) Income from discontinued operations	(0.5)	2.4	31.8	154.9
Gain on disposal of discontinued operations	0.4	—	41.0	—
Income tax (benefit) expense	(10.0)	(2.0)	19.9	59.1

Earnings from discontinued operations	9.9	4.4	52.9	95.8

	Three Months Ended		Twelve Months Ended
$ in millions except per share amounts	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Earnings Before Cumulative Effect of Accounting Change	56.1	27.5	177.6	217.3

Cumulative effect of accounting change, net of tax	(3.2)	—	(3.2)	—

Net Income	$52.9	$27.5	$174.4	$217.3

Average Number of Common Shares Outstanding (millions)
Basic	121.6	120.3	121.0	120.1
Diluted	129.4	124.4	129.1	122.1

Earnings Per Share of Common Stock:
Basic:
Continuing operations	$0.38	$0.19	$1.03	$1.01
Discontinued operations	0.09	0.04	0.44	0.80
Cumulative effect of accounting change	(0.03)	—	(0.03)	—
Net income per basic common share	$0.44	$0.23	$1.44	$1.81

Diluted:
Continuing operations	$0.36	$0.19	$0.97	$1.00
Discontinued operations	0.08	0.03	0.41	0.78
Cumulative effect of accounting change	(0.03)	—	(0.03)	—
Net income per diluted common share	$0.41	$0.22	$1.35	$1.78

Dividends Paid Per Share of Common Stock	$0.240	$0.720	$0.960	$0.960

Book Value Per Share	$8.53	$8.67	$8.53	$8.67

DPL Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31,
	2005	2004
	(unaudited)
$ in millions
Cash Flows From Operating Activities:
Net income	$174.4	$217.3
Less: Earnings from discontinued operations	(52.9)	(95.8)
Earnings from continuing operations and cumulative effect of accounting change	121.5	121.5

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	147.3	144.1
Amortization of regulatory assets, net	2.0	0.7
Charge for early redemption of debt	61.2	—
Cumulative effect of accounting change, net of tax	3.2	—
Deferred income taxes	(7.1)	22.2
Shareholder litigation settlement	—	(70.0)
Captive insurance provision	(0.6)	(1.1)
Gain on sale of other investments	(28.8)	(3.3)
Gain on sale of property	—	(1.8)
Changes in certain assets and liabilities	(28.2)	(96.2)
Deferred compensation assets	2.9	12.6
Deferred compensation obligations	6.7	5.2
Other	34.0	(1.2)
Net Cash Provided by Operating Activities	314.1	132.7

Cash Flows From Investing Activities:
Capital expenditures	(180.1)	(87.7)
Purchases of short-term investments and securities	(641.2)	(26.1)
Sales of short-term investments and securities	642.5	89.9
Proceeds from sale of property	—	2.3
Net Cash Used for Investing Activities	(178.8)	(21.6)

Cash Flows From Financing Activities:
Issuance of long-term debt, net of issue costs	211.2	174.7

	Twelve Months Ended
	December 31,
	2005	2004
$ in millions	(unaudited)
Exercise of stock options	22.7	—
Retirement of long-term debt	(673.8)	(510.4)
Premiums paid for early redemption of debt	(54.7)	—
Retirement of preferred securities	(0.1)	—
Dividends paid on common stock	(115.3)	(114.8)
Net Cash Used for Financing Activities	(610.0)	(450.5)

Cash and Cash Equivalents:
Cash flow from continuing operations	(474.7)	(339.4)
Cash flow from discontinued operations	868.4	203.9
Balance at beginning of period	202.1	337.6

Balance at end of period	$595.8	$202.1

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$146.1	$162.1
Income taxes paid, net	$71.2	$107.9

DPL Inc.

CONSOLIDATED BALANCE SHEETS

	At	At
	December 31,	December 31,
	2005	2004
$ in millions	(unaudited)
Assets
Property:
Property, plant and equipment	$4,667.7	$4,495.0
Less: Accumulated depreciation and amortization	(2,094.8)	(1,964.9)
Net property	2,572.9	2,530.1

Current assets:
Cash and cash equivalents	595.8	202.1
Short-term investments available for sale	125.8	—
Accounts receivable, less provision for uncollectible accounts of $1.0 and $1.1, respectively	194.9	175.7
Inventories, at average cost	80.2	72.1
Prepaid taxes	45.9	46.4
Other	20.2	34.3
Total current assets	1,062.8	530.6

Other assets:
Financial assets	—	912.6
Regulatory assets	83.8	74.0
Other	72.2	118.2
Total other assets	156.0	1,104.8

Total Assets	$3,791.7	$4,165.5

Capitalization and Liabilities

Capitalization:
Common shareholders’ equity:
Common stock	$1.3	$1.3
Other paid-in capital, net of treasury stock	25.1	15.8
Warrants	50.0	50.0
Common stock held by employee plans	(86.1)	(85.7)
Accumulated other comprehensive income	(14.2)	65.5
Earnings reinvested in the business	1,062.0	997.1
Total common shareholders’ equity	1,038.1	1,044.0

Preferred stock	22.9	23.0

Long-term debt
First mortgage bonds	683.0	572.8
Other long-term obligations	994.1	1,544.5
Total long-term debt	1,677.1	2,117.3
Total capitalization	2,738.1	3,184.3

Current Liabilities:
Current portion—long-term debt	0.9	13.5
Accounts payable	130.2	113.4
Accrued taxes	178.5	137.2
Accrued interest	28.9	42.1
Other	31.1	20.7
Total current liabilities	369.6	326.9

Deferred Credits and Other:
Deferred taxes	327.0	384.8
Unamortized investment tax credit	46.4	49.3
Insurance and claims costs	24.3	24.9
Other	286.3	195.3
Total deferred credits and other	684.0	654.3

Total Capitalization and Liabilities	$3,791.7	$4,165.5

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Electric Sales (millions of kWh):
Residential	1,338	1,218	5,520	5,140
Commercial	964	921	3,901	3,777
Industrial	1,051	1,055	4,332	4,393
Other retail	359	352	1,437	1,407
Other miscellaneous revenues	—	—	—	—
Total retail	3,712	3,546	15,190	14,717

Wholesale	803	770	2,716	3,748

Total sales	4,515	4,316	17,906	18,465

Electric Revenues (thousands of dollars):
Residential	$115,932	$107,555	$478,226	$449,411
Commercial	70,210	67,853	276,157	267,831
Industrial	52,378	54,207	220,453	223,335
Other retail	21,071	20,412	81,716	80,370
Other miscellaneous revenues	2,351	3,003	10,069	15,863
Total retail	261,942	253,030	1,066,621	1,036,810

Wholesale	42,979	27,228	133,283	135,129

RTO ancillary revenues	19,228	17,905	74,419	17,905

Other revenues, net of fuel costs	2,836	2,317	10,586	10,054

Total revenues	$326,985	$300,480	$1,284,909	$1,199,898

Other Statistics:
Average price per kWh—retail (cents)	6.99	7.05	6.96	6.94
Fuel cost per net kWh generated (cents)	1.90	1.73	1.93	1.56
Electric customers—end of period	513,140	510,013	513,140	510,013
Average kWh use per residential customer	2,937	2,691	12,134	11,371
Peak demand—maximum one-hour use (mw)	2,561	2,628	3,243	2,896

	Twelve Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Degree Days
Heating	2,164	1,994	5,702	5,500
Cooling	25	4	1,075	771

Inquiries concerning this report should be directed to:

Arthur Meyer

Vice President

Telephone (937) 259-7208

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.